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                                                                    Exhibit 99.2


JUNE 16, 1998                                                  IMMEDIATE RELEASE

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
Contact:  Otto L. Keeton                               John W. Raisbeck
          President And Chief Executive Officer        President And Chief Executive Officer
          Enterprise Federal Bancorp                   Western Ohio Financial Corporation
          7810 Tylersville Square Drive                28 East Main Street
          West Chester, Ohio 45069                     Springfield, Ohio 45502
          (513) 755-4600                               (937) 325-4683
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                   Enterprise Federal to Acquire Deposits of
                  Three Western Ohio Financial Branch Offices

West Chester, Ohio - Enterprise Federal Bancorp Inc. (Nasdaq: "EFBI") and Western Ohio Financial Corporation (Nasdaq: "WOFC") jointly announced today that their banking subsidiaries, Enterprise Federal Savings Bank and Cornerstone Bank, have signed a definitive agreement in which Enterprise Federal Savings Bank will purchase the deposits of three branch offices in Cincinnati from Cornerstone Bank.

Under the terms of the agreement, Enterprise will acquire the deposits associated with Cornerstone's branches located at 4860 Hunt Road, 1440 Main Street and 8370 Colerain Avenue. Combined the three branches have approximately $70.1 million in deposits. Terms of the transaction were not disclosed. The acquisition, subject to regulatory approval, is expected to be completed in the fourth quarter.

Otto L. Keeton, President and Chief Executive Officer of Enterprise Federal Bancorp, stated, "The acquisition contributes significantly to the continued growth of our Company and our strategy for the Greater Cincinnati market. It enhances our market share and enables us to broaden our lending capabilities in these markets. We look forward to welcoming these Cornerstone Bank customers and employees."

The sale of the branch deposits is part of Western Ohio's exit strategy from the Cincinnati market area. John W. Raisbeck, President and Chief Executive Officer of Western Ohio, commented, "This transaction represents a part of our broader strategy of concentrating more fully on our traditional strengths and the greater west central Ohio market area. This divestiture will significantly enhance our company's efficiency ratio and allow us to improve our financial performance."

WOFC expects to take an estimated one-time charge of $913,000 upon completion of the sale of its Cincinnati offices. WOFC expects this transaction to be immediately accretive to future earnings per share as well as improve its return on assets and return on equity.

McDonald & Company Securities, Inc. is serving as Western Ohio's Financial Advisor in connection with this transaction.